Momentous Entertainment Group, Inc.
P.O. Box 861
Sugar Land, Texas 77487-0861
+1 800-314-8912 (office)
+1 713-490-3181 (fax)

November 25, 2016

VZ Network Holdings, Inc.
Attn: Michael Pope
141 Millport Ave
New Canaan, CT 06840

Re: Letter of Intent for the Acquisition of VZ Network Holdings, Inc.

Dear Mr. Pope:

This Letter of Intent summarizes the principal terms of an acquisition (the "**Transaction**") of **VZ Network Holdings, Inc.**, a Delaware corporation ("**VZ**" or the "**Company**") by **Momentous Entertainment Group, Inc.**, a Nevada Corporation ("**MEG**" or the "**Buyer**"). This Letter of Intent constitutes a legal and binding agreement and commitment between the parties to consummate the transaction contemplated below. It is our mutual intention to prepare, negotiate and enter into a definitive purchase agreement and exhibits thereto (the "**Transaction Documents**") as soon as practicable following the date of this letter of intent. This Letter of Intent shall be governed in all respects by the laws of the State of Texas.

Transaction Terms

Closing Date:	The Closing Date shall be on or before December 15, 2016 (the "**Closing**").
Buyer:	**Momentous Entertainment Group, Inc.**, a Nevada corporation ("**MEG**" or the "**Buyer**").
The Company:	**VZ Network Holdings, Inc.**, a Delaware corporation ("**VZ**" or the "**Company**") **VZ** owns 100% of the equity interests in **Poolworks (Germany) Ltd**, a German company with offices in Berlin, which operates a social networking platform under the websites ***studiVZ*** and ***meinVZ*** ("**Poolworks**").
Seller:	**AEL Irrevocable Trust** and **Sugar House Trust** (collectively the "**Seller**").
Transaction:	MEG agrees to purchase 100% of the capital stock equity of the Company for consideration of $10,000,000, represented by 10,000 shares of Convertible Series C Preferred Stock of MEG (the "**MEG Series C Preferred Stock**").

The MEG Series C Preferred Stock will (a) have a stated or liquidation value of $1,000 per share (b) pay no dividends, and (c) shall automatically convert into 20% of the shares of MEG's common stock upon the sooner of (i) MEG listing on the Nasdaq or New York Stock Exchange, or (ii) June 30, 2017.

The MEG Series C Preferred Stock will have priority over the MEG Common Stock and be on a pari passu equal basis on liquidation or a sale of control of MEG with any other issuances of MEG preferred stock. The MEG Series C Preferred Stock will have customary designations including anti-dilution protection and registration rights.

Representations and Warranties, Covenants and Indemnities:	Standard representations and warranties, covenants and indemnities by each of the Seller and Buyer.
Conditions to Closing:	Standard Conditions to Closing, including MEG stockholders' approval if legally required.
Counsel and Expenses:	Seller counsel to generate initial drafts of Transaction documents. The parties agree to pay their own legal and administrative costs related to the closing of the Transaction.
Confidentiality:	Neither Buyer or Seller will disclose the terms of this Letter of Intent to any person, other than officers, members of the Board of Directors, accountants and legal counsel, without the written consent of the other party, unless required by law.

This Letter of Intent shall be a binding agreement between the Seller and Buyer. Seller and Buyer agree to execute Transaction Documents as soon as practicable and seek to close the acquisition on or before December 15, 2016.

EXECUTED this 25th day of November, 2016.

MOMENTOUS ENTERTAINMENT GROUP, INC.

BY: [signature]

Name: Kurt E. Neubauer

Title: CEO

VZ NETWORK HOLDINGS, INC.

BY: Michael Pope

Name: Michael Pope

Title: President

AEL IRREVOCABLE TRUST

BY: ______________________________

Name: Edwin Hur

Title: Trustee

SUGAR HOUSE TRUST

BY: ______________________________

Name: Jason Lane

Title: Trustee